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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HICKORY TECH CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1524393 (I.R.S. Employer Identification No.)
221 East Hickory Street PO Box 3248 Mankato, Minnesota (Address of principal executive offices)	56002 (Zip Code)

HICKORY TECH CORPORATION
1993 STOCK AWARD PLAN
(Amended and Restated September 26, 2001)
(Full title of the plan)

David A. Christensen
221 East Hickory Street
PO Box 3248
Mankato, Minnesota
(507) 387-3355
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock (no par value)	1,000,000 shares	$11.19	$11,190,000	$905.27

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of common stock which become issuable under the plan pursuant to its antidilution provisions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h)(1) under the Securities Act, using the average of the high and low prices of the common stock as reported on the Nasdaq National Market on August 8, 2003.

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents, which have been filed by Hickory Tech Corporation (the "Company") with the Securities and Exchange Commission, are incorporated by reference in this Registration Statement, as of their respective dates:

  (a)
  the Company's annual report on Form 10-K for the year ended December 31, 2002;

  (b)
  the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

  (c)
  the Company's current reports on Form 8-K filed on March 3, 2003, March 7, 2003, May 30, 2003, June 17, 2003, and June 27, 2003; and

  (d)
  the description of the Company's common stock contained in any registration statement or report filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered by this Registration Statement have been sold, or deregistering all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations.

        Article XI of the Company's Restated Articles of Incorporation provides that except to the extent provided by applicable law, a director shall not be personally liable to the Company or its shareholders

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for monetary damages for (i) any breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 302A.559 or 80A.23 of the Minnesota Statutes (with respect to illegal distributions of assets and securities violations, respectively), (iv) any transaction from which the director derived an improper personal benefit or (v) any act or omission occurring prior to the date when this Article XI became effective.

        Section 4.01 of the Company's Restated By-Laws provides for indemnification to the extent required or permitted by Section 302A.521of the Minnesota Statutes or other provisions of law.

        The discussion above of the Company's Restated Articles of Incorporation, Restated By-Laws and Section 302A.521 of the Minnesota Statutes is only a summary and is qualified in its entirety by the full text of each of the foregoing.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

  4.1
  Restated Articles of Incorporation (Incorporated by reference to Exhibit 3 to the registrant's Form 10-Q dated May 6, 1999)

  4.2
  Restated By-Laws (Incorporated by reference to Exhibit 3(b) to the registrant's Form 10-K dated March 29, 2000)

  4.3
  Certificate of Designations of Series A Junior Participating Preferred Stock of Hickory Tech Corporation (Incorporated by reference to Exhibit 3(c) to the registrant's Form 10-K dated March 29, 2000)

  4.4
  Second Amended and Restated Credit Agreement dated as of September 21, 2000, by and among Hickory Tech Corporation, as Borrower, the Lenders referred to herein and First Union National Bank, as Administrative Agent (Incorporated by reference to Exhibit 4 to the registrant's Form 10-Q dated November 10, 2000)

  5.1
  Opinion and Consent of Dorsey & Whitney LLP

  23.1
  Consent of PricewaterhouseCoopers LLP

  23.2
  Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

  24.1
  Power of Attorney (included on signature page)

Item 9. Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which

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    was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mankato, State of Minnesota, on the 30th day of July, 2003.

HICKORY TECH CORPORATION
By	/s/ DAVID A. CHRISTENSEN David A. Christensen Secretary, Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David A. Christensen as his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any additional Registration Statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 (or Registration Statements, if an additional Registration Statement is filed pursuant to Rule 462(b)) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ MYRITA P. CRAIG Myrita P. Craig	Chairman and Director	July 30, 2003
/s/ JOHN E. DUFFY John E. Duffy	President, Chief Executive Officer and Director (Principal Executive Officer)	July 30, 2003
/s/ DAVID A. CHRISTENSEN David A. Christensen	Secretary, Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	July 30, 2003
/s/ ROBERT D. ALTON, JR. Robert D. Alton, Jr.	Director	July 30, 2003
/s/ LYLE T. BOSACKER Lyle T. Bosacker	Director	July 30, 2003
/s/ ROBERT K. ELSE Robert K. Else	Director	July 30, 2003

/s/ LYLE G. JACOBSON Lyle G. Jacobson	Director	July 30, 2003
/s/ JAMES H. HOLDREDGE James H. Holdredge	Director	July 30, 2003
/s/ R. WYNN KEARNEY, JR. R. Wynn Kearney, Jr.	Director	July 30, 2003
/s/ STARR J. KIRKLIN Starr J. Kirklin	Director	July 30, 2003
/s/ ROBERT E. SWITZ Robert E. Switz	Director	July 30, 2003

EXHIBIT INDEX

Exhibit	Page
5.1	Opinion and Consent of Dorsey & Whitney LLP
23.1	Consent of PricewaterhouseCoopers LLP

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PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX